Exhibit 4.6

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXTENSION OF LEASE

This “First Extension” is dated, for reference purposes only, August 1, 2024. Reference is hereby made to that certain Industrial/Commercial Single-Tenant Lease – Net dated July 31, 2015, made by and between Vogel Properties, Inc., a California corporation as “Lessor” and Balda C. Brewer, Inc., a California corporation as “Lessee” for the Premises commonly known as 4501-4505 Wall Street, City of Ontario, County of San Bernadino, State of California (the “Lease”). The parties to the Lease now agree as follows:

1.1
TERM. The Term of the Lease is extended for a period of Sixty (60) Months from August 1, 2025 so as to expire on July 31, 2030.

1.2
RENT. The Base Rent for the extension term shall be as follows:

[*********] per month for the period August 1, 2025 to July 31, 2026;

[*********] per month for the period August 1, 2026 to July 31, 2027;

[*********] per month for the period August 1, 2027 to July 31, 2028;

[*********] per month for the period August 1, 2028 to July 31, 2029; and

[*********] per month for the period August 1, 2029 to July 31, 2030.

1.3
SECURITY DEPOSIT. The security deposit shall increase by [*********]. Lessor currently holds Lessee’s original security deposit in the amount of [********] along with additional security deposits totaling [********]. Along with the extension of this First Extension, Lessee shall provide a check, ACH or Wire in the amount of [******].

1.4
TENANT IMPROVEMENTS. Lessor shall provide to Lessee (i) upon verification of completion of repair/replacement of the scrim foil insulation, repairs to office HVAC, parking lot/asphalt repair, repair/replacement of main warehouse door and/or removal of large trees on the exterior of the Premises (which will require Lessor’s prior written approval of trees being removed and at Lessor’s sole and absolute discretion, may require the removed trees to be replaced with smaller trees of a similar or different species), (ii) upon receipt of copy of paid invoice(s), (iii) upon receipt of all government permits and approvals which may be required for Lessee’s work (if required) and (iv) upon the expiration of all statutory lien periods, an improvement allowance not to exceed [*******].

1.5
SURVIVAL OF COVENANTS. All covenants and agreements of Lessee and the release and indemnity obligations of Lessee shall survive the termination of this Lease.

1.6
COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

1.7
CONFIRMATION. Except as amended in this Amendment, all other terms and conditions of the Lease shall remain unchanged and in full force and effect. Lessee hereby acknowledges that as of the date hereof, the Lessor has fully performed and observed all acts to be performed or observed by it and there exists no act or omission by the Lessor which, with the giving of notice or the passage of time, or both, would be a default under the Lease by the Lessor.

IN WITNESS WHEREOF, Lessor and Lessee have executed this First Extension as of the effective Date.

LESSOR LESSEE

Vogel Properties, Inc., a California corporation Balda C. Brewer, Inc., a California corporation

Signed:_______________________________ Signed:____________________________

Name Printed: William D. Vogel II Name Printed: Riccardo Butta

Its: President Its: President

Date: 8/12/24 Date: 8/9/24